EXHIBIT 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

Kathleen Hyle to Join Bunge Limited Board of Directors

WHITE PLAINS, NY – June 25, 2012 – Bunge Limited (NYSE: BG) today announced that Kathleen Hyle has been appointed to its Board of Directors as an independent director, effective July 2, 2012.

Ms. Hyle, age 53, has served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources since 2008. She will be retiring from Constellation Energy in July 2012. Constellation Energy, which was recently acquired by Exelon Corporation, is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses, as well as one of the largest nuclear generators in the country. Hyle joined the company in 2003, and served in a variety of senior-level finance and operations positions, including as Chief Financial Officer of Constellation NewEnergy, Inc.

“Kathi will bring considerable expertise and insight to Bunge’s Board of Directors," said Alberto Weisser, Chairman and CEO, Bunge Limited. “Her deep operational experience, financial acumen and perspective on the important intersection of energy and agricultural markets will make her a valuable addition to our Board.”

Previously, Ms. Hyle served as Chief Financial Officer of ANC Rental Corp. and Chief Financial Officer of AutoNation Inc. She began her career in 1980 with Black & Decker Corporation in its treasury organization.

Ms. Hyle is a member of the Board of Directors of AmerisourceBergen Corporation, one of the world’s largest pharmaceutical services companies, where she serves on the Finance Committee and as Chair of the Audit and Corporate Responsibility Committee. She has also been appointed as a Director of The ADT Corporation, effective upon the completion of its separation from Tyco International Ltd. Ms. Hyle is a member of the Board of Sponsors for the Sellinger School of Business and Management for Loyola University, Maryland and the Board of Trustees of CENTERSTAGE, the State Theater of Maryland.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 35,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

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